Exhibit 99.1

Flipkart completes full separation of PhonePe

Following the partial separation announced in December 2020, Flipkart and PhonePe now established as separate entities, allowing each business to maximize growth in coming years

BENGALURU, INDIA, DECEMBER 23, 2022: Flipkart and PhonePe today announced the full ownership separation of PhonePe, India’s largest digital payments platform. Establishing these businesses as individual entities will allow both to chart their own growth paths, as they continue building industry-leading offerings that provide access and inclusion for Indians.

From its humble beginnings in 2007 selling books online, the Flipkart Group has pioneered several industry firsts through Flipkart.com, India’s homegrown e-commerce marketplace along with several businesses such as Myntra, Cleartrip, Flipkart Health+ and more. It has focused on providing access through technology and delivering the best online shopping experience for over 450+ million Indians, while offering more than 1.1 million sellers – including small and medium businesses, artisans and craftsmen – significant growth opportunities through enhanced market access.

The PhonePe Group was acquired by the Flipkart Group in 2016 and today is India's largest digital payments platform. The company builds products and offerings tailored to the Indian market, and with over 400 million registered users, more than one in four Indians are now using PhonePe. Since its launch, PhonePe has successfully digitized more than 35 million offline merchants spread across Tier 2, 3, 4 cities and beyond, covering 99% of pin codes in the country.

Setting up these businesses as separate entities will also provide value and create new opportunities for investors to participate in the Indian tech ecosystem – helping unlock and maximize enterprise value for shareholders of the two companies.

Sameer Nigam, Founder and CEO at PhonePe, said: “Flipkart and PhonePe are proud, homegrown Indian brands with a user base upwards of 400 million each. We are looking forward to the next phase of our growth as we invest in new business-like insurance, wealth management and lending, while also enabling the next wave of growth for UPI payments in India. This will help propel our vision to provide billions of Indians with financial inclusion.”

Kalyan Krishnamurthy, CEO of Flipkart Group, said: “The Flipkart Group has developed many entrepreneurs out of its employees. Today is a very proud moment for us to see PhonePe successfully become its own organization. We are confident PhonePe will continue to thrive and achieve its vision of providing financial inclusion to billions of Indians. Flipkart stays committed to its purpose to empower every Indian’s dream by delivering value through innovation in technology and commerce.”

As part of this transaction, existing Flipkart Singapore and PhonePe Singapore shareholders, led by Walmart, have purchased shares directly in PhonePe India. This completes the move to make PhonePe a fully India domiciled company, a process that started earlier this year.

Walmart will remain the majority shareholder of both business groups.

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Exhibit 99.1

About the Flipkart Group
The Flipkart Group is one of India’s leading digital commerce entities and includes group companies Flipkart, Myntra, Flipkart Wholesale, Flipkart Health+, and Cleartrip. Started in 2007, Flipkart has enabled millions of sellers, merchants, and small businesses to be a part of India's digital commerce revolution, with a registered customer base of more than 400 million, offering over 150 million products across 80+ categories. Our efforts to democratize commerce in India, drive access and affordability, delight customers, create lakhs of jobs in the ecosystem, and empower generations of entrepreneurs and MSMEs have inspired us to innovate on many industry firsts. Flipkart is known for pioneering services such as Cash on Delivery, No Cost EMI and easy returns – customer-centric innovations have made online shopping more accessible and affordable for millions of Indians. Together with its group companies, Flipkart is committed to transforming commerce in India through technology. For more information, please write to media@flipkart.com

About PhonePe
PhonePe was founded in December 2015, and has emerged as India’s largest payments app, enabling digital inclusion for consumers and merchants alike. With 43 crore (430 Million) registered users, one in four Indians are now on PhonePe. The company has also successfully digitized ~3.5 crore (~35 Million) offline merchants spread across Tier 2,3,4 and beyond, covering 99% pin codes in the country. PhonePe forayed into financial services in 2017, providing users with a safe and convenient option to buy 24-karat gold, and has recently also launched silver on its platform. Since then, PhonePe has introduced several Mutual Funds and Insurance products like tax-saving funds, liquid funds, international travel insurance, life insurance,amongst others. Using PhonePe, users can also send and receive money, recharge mobile, DTH, pay at stores and make all their utility payments. PhonePe was recently recognized as the Most Trusted Brand for Digital Payments as per the Brand Trust Report 2022 by Trust Research Advisory (TRA).
Media contact: Priya Patankar | priya.patankar@phonepe.com | +91 9886675772